Exhibit 2.2

AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

This AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is made and entered into effective as of October 20, 2025, by and among Maddox Industries, LLC, a Puerto Rico limited liability company (the “Company”), Jason Maddox, as the sole member of the Company (“Seller”) and Envirotech Vehicles, Inc., a Delaware corporation (“Buyer”), and amends that certain Membership Interest Purchase Agreement, dated October 30, 2024, by and among the Company, Seller and Buyer (the “Purchase Agreement”). Each of the Company, Seller and Buyer are referred to herein as “Party” and, collectively, the “Parties.” Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement.

RECITALS

A.         Pursuant to Section 9.10 of the Purchase Agreement, the Purchase Agreement may be amended by a written instrument signed by all of the Parties.

B.          The Parties desire to amend certain provisions of the Purchase Agreement to reflect certain additional agreements of the Parties, as set forth below.

NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Paragraph (a) of Section 2.04 (Earnout) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(a)    During the period from the Closing Date through June 17, 2026 (the “Earnout Period”), Seller shall be eligible to receive monthly payments (each, an “Earnout Payment”) in an aggregate amount of up to One Million Dollars ($1,000,000) in accordance with this Section 2.04.

2.          Effect of Amendment. This Amendment shall form a part of the Purchase Agreement for all purposes, and each Party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, each reference in the Purchase Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Purchase Agreement shall mean and be a reference to the Purchase Agreement as amended by this Amendment.

3.          Full Force and Effect. Except as expressly amended hereby, each term, provision, exhibit and schedule of the Purchase Agreement is hereby ratified and confirmed and remains in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the Parties. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the parties to the Purchase Agreement, nor constitute a waiver of any provision of the Purchase Agreement (or an agreement to agree to any future amendment, waiver or consent).

4.          Counterparts; Electronic Delivery. This Agreement may be executed, including by way of electronic signature (PDF formats included) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY:

MADDOX INDUSTRIES, LLC,
a Puerto Rico limited liability company
By: Envirotech Vehicles, Inc., its sole member

	By:	/s/ Phillip W. Oldridge
	Name:	Phillip W. Oldridge
	Title:	Chief Executive Officer

SELLER:

/s/ Jason Maddox
Jason Maddox

BUYER:

ENVIROTECH VEHICLES, INC.,
a Delaware corporation

By:	/s/ Phillip W. Oldridge
Name:	Phillip W. Oldridge
Title:	Chief Executive Officer